Exhibit 99.2

CHP 2020 Valuation Webinar Script

March 24, 2021, 2:30 p.m. ET

Althia:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. Before we begin, please note that statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, and future financial performance and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information that will be discussed today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 24, 2021 at 2:30 p.m. I will now turn the call over to CNL Healthcare Properties’ President and CEO — Mr. Steve Mauldin.

Welcome/Agenda – Slide 7

Steve:	Thank you Althia. Good afternoon and thank you for joining us today. On behalf of the management team and our Board of Directors (and its Valuation Committee) we appreciate your support of, and interest in, the CNL Healthcare Properties enterprise and our most recent annual estimated valuation process. With me on today’s call are Ixchell Duarte, our chief financial officer and treasurer and John Starr, our chief operating officer.

As you are aware, on March 11 we announced $7.38 per share as the estimated net asset valuation (or N-A-V; or NAV) as of 12/31/2020, which was unanimously determined by our board and its valuation committee. This is an approximate 5.5% decrease from our previous NAV. In a few minutes, John will color up the finer points of the NAV process and result, but I’d like to spend a few minutes reviewing the business and last year plus at a high level.

Business Updates – Slide 8

Steve:	We entered 2020 very much with the intent of pressing forward on our strategic alternatives path to provide further liquidity to shareholders. We successfully sold our portfolio of six skilled nursing facilities in the first quarter. We were very fortunate in our timing and outcome here – closing right before the pandemic onset. As we navigated the unpredictable unfolding of events of 2020, our goal of strategically managing our portfolio and operators to drive performance and value for shareholders was unchanged. What quickly became a clear priority for us was (i) doing all we could to ensure health and safety of our roughly 12,000 senior residents and caregivers and staff in a pandemic environment; and (ii) maintaining a strong financial condition, exceptional liquidity, and financial flexibility during what was pretty evident was becoming a period prolonged operational and economic uncertainty. As a result of these priorities, we made the strategic decision to retain the net sales proceeds early in the year to repay select debt and further enhance our balance sheet in the face of uncertainty related to COVID-19.

Our balance sheet work and moves last year were indeed very intentional. In 2020, we lowered our debt level and leverage point further through the strategic retirement of $39.7 million in debt obligations and the net repayment of $40 million outstanding under our revolving credit facility (net of borrowings during the year). At year end, our total debt-to-asset ratio was a very conservative 32.3 percent, based on in-place investment value, and our unhedged floating interest rate exposure was an especially low 6.7 percent of total outstanding debt.

As one of the nation’s largest owners of seniors housing communities, we were hyperactively engaged in supporting our operating partners and property operations to prevent and contain the spread of the coronavirus among our resident population and staff to support our mission to provide uninterrupted, high-quality and compassionate care to a population especially vulnerable to COVID-19. The pandemic’s impact has negatively affected many industries, and of course the seniors housing segment in a meaningful way. Throughout last year and unsurprisingly, our portfolio experienced a fairly consistent decline in occupancy as move-ins were restricted throughout the year, plus we experienced unanticipated pandemic-related operating expenses, including higher labor, cleaning and PPE costs. While occupancy declines have recently begun to abate in large part due to the roll-out of our vaccination programs, we expect that the higher operating expenses will persist for a bit until the pandemic is widely contained.

We are confident that the company is financially very well-positioned, especially when you consider our low debt level, lack of maturing debt and enviable liquidity position. Last year and given the pandemic-related priorities I mentioned earlier, we were naturally forced to shift our focus away from the pursuit of larger strategic initiatives to provide further liquidity to our shareholders. However, we and our board and its special committee continue to carefully study market information and potential options with the goal of identifying and executing liquidity alternatives that are judged to be in our shareholders’ best interests.

Portfolio by the Numbers – Slide 9

Steve:	Our portfolio remains geographically dispersed and as a result of this January’s successful sale of our specialty hospital in Kansas to our tenant, we now have 73 assets in 26 states. 71 of those assets are comparatively newer seniors housing communities with an average effective age of 11.7 years old. The other two assets include a vacant parcel of land next door to one of our seniors housing communities in New Mexico, plus our last non-seniors’ asset - a specialty hospital in Texas.

Our seniors housing communities represent approximately 98.3% of our holdings based on investment value and continue to be comprised of needs-based, private-pay assisted living communities, including assisted living with memory care services, and also independent living units. Outside of the seniors housing, the residual 1.7% of our portfolio (again, calculated based on investment value) is made up of the Texas specialty hospital and the vacant parcel of land I mentioned earlier.

NAV history slide – Slide 10

Steve:	Consistent with years’ past, we continue to closely follow the Investment Program Association (or “IPA”) industry guidelines for our annual net asset valuation exercise. IPA is the leading national industry trade association for direct investments. The most recent NAV was our 8th performed under IPA guidelines and our interval valuation policy. As a reminder, our estimated NAV is a snapshot in time – like any appraisal process – and is not meant to be indicative of value the company or our shareholders may receive now, or in the future.

Like we have done since 2018 when we publicly announced our intention to pursue liquidity strategies, the most recent NAV reflects a deduction for our current projection of approximate property-level transaction or closing costs in our attempt to reflect a truly “net” estimated value per share.

Across the sector and as I mentioned, occupancies and property cash flows have drifted down meaningfully over the last year, and it is not surprising to any that the appraised values of our assets have decreased over the last year.

To put a finer point on it, the value of the company’s 71 appraised assets declined by approximately 4.7% compared to our prior year’s NAV. Specifically and principally due to the pandemic, 54 of the company’s seniors housing properties managed under third-party agreements reflected lower current and projected property cash flows, along with increased times to reach or regain stabilized occupancy targets, while our 15 triple-net leased properties reflected increased capitalization rates due to lower cash flows and lease coverages for our tenant operators. The decline in appraised real estate values was partially offset by the company’s earnings in excess of distributions for the year.

While we will not be hosting a question and answer session at the end of today’s call principally due to the fact we remain engaged in strategic alternatives discussions, CNL’s shareholder services and capital markets team members stand ready to assist you further with any questions.

I would now like to turn the call over to John Starr, our chief operating officer, to step-through our annual valuation process in greater detail.

Estimated NAV– Slide 11

John:	Thank you, Steve. To assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, the company engaged Robert A. Stanger & Co., an independent third-party valuation firm for a third year, to provide a valuation analysis of our real estate and balance sheet and to help establish the new estimated NAV per share as of calendar year end 2020.

In their analysis, Stanger conducted individual property appraisals for all properties except the three sale properties that were under contract and provided a range of values by decreasing and increasing cap rates 25 basis points. This resulted in a valuation range of $7.01 to $7.79 for the estimated NAV per share. In addition, for the appraised properties, and in accordance with IPA guidelines, Stanger provided a sensitivity analysis by stressing cap rates up and down by 5%.

The estimated NAV per share was established consistent with our valuation policy and certain guidelines set forth by the IPA, except for the inclusion of estimated transaction costs. As we have done since our 2018 valuation when we announced our pursuit of strategic alternatives, we again deducted the estimated transaction costs which presume a hypothetical orderly liquidation of the company’s assets.

Methodology & Assumptions – Slide 12

John:	For the purposes of the valuation analysis, Stanger classified the properties into two categories: The first was the appraised properties, which had an aggregate estimated value of approximately $1.86 billion, and included 69 seniors housing properties, one parcel of land and one acute care facility – for a total of 71 assets. The second was the sale properties, which included two seniors housing assets and one acute care facility that was sold in January 2021 for the contracted sale price. The sale properties were valued based on the executed purchase and sale agreements, net of various credits and adjustments as of December 31st.

Other than the undeveloped land, Stanger used an income approach to valuation that included a discounted cash flow analysis and a direct capitalization analysis for our appraised properties. Specifically, for our 54 properties managed under third-party agreements, Stanger gave greater priority to the discounted cash flow analysis given the pandemic’s effect on the seniors housing industry. Whereas, for the 2019 NAV, Stanger used only a direct capitalization analyses to determine the value of those same properties. The discounted cash flow analysis was applied to property revenues and expenses including those related to the COVID-19 pandemic.

The value of each appraised property was then adjusted, as applicable, for capital needs, estimated non-recurring COVID-19 related expenses as appropriate, lease-up costs, and surplus land. The resulting value was then adjusted for our ownership interest and any third-party promoted interest as appropriate.

The appraised properties excluded any portfolio premium or discount, due to the size and diversification of the portfolio in accordance with our valuation policy and IPA guidelines. Stanger prepared an appraisal report summarizing the key information, assumptions and value for each asset as of year-end.

Methodology & Assumptions – Slide 13

John:	The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained as of Dec. 31, 2020. The company utilized a discounted cash flow approach whereby the company’s contractual debt payments, were discounted to present value at interest rates the company deemed appropriate and reflective of the current market interest rates, as of the valuation date, for debt instruments with similar collateral, anticipated duration and pre-payment terms. Stanger confirmed the reasonableness of our fair market value of debt.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the values derived from our audited balance sheet for the year ended December 31, 2020.

Discount and Capitalization Rates Summary – Slide 14

John:	As previously mentioned, Stanger used both a direct capitalization and discounted cash flow approach to valuation. Generally, terminal cap rates applied to the DCF approach were approximately 50 bps higher than the direct cap rates used for the appraised asset. In selecting the discount rate, Stanger considered, estimated target rates of return for buyers of similar properties with consideration given to unique property-related factors, location and age. For our RIDEA properties, discount rates ranged from 6.75% to 8.75%, with a weighted average of 7.90%.

For the direct capitalization rate, Stanger considered, among other factors, prevailing cap rates for the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios. For our RIDEA properties the direct cap rates ranged from 5.25% to 7.25% with terminal cap rates slightly higher at 5.75% to 7.75%. A weighted average rate range of 6.35% and 6.89% was calculated for the direct cap rate and the terminal cap rate respectively. Our triple net leased properties used a direct cap range of 7.25% to 8.75% with a weighted average rate of 7.62%. The direct cap rate used for our post-acute care property was 8.50% with a terminal rate of 9.00% and a discount rate of 9.75%.

8-K Sensitivity – Slide 15

John:	As changes to the key assumptions to arrive at the estimated NAV per share could have a significant effect on the value of our real estate assets, a sensitivity analysis was conducted on the appraised properties in accordance with IPA guidelines to illustrate the effect of a 5% increase or decrease to the discount rates, direct capitalization and terminal cap rates. The results of this sensitivity analysis show that 5% higher assumed rates would decrease the midpoint NAV by $0.54 per share, while 5% lower assumed rates would increase the midpoint NAV by $0.60 per share.

Valuation Range – Slide 16

John:	Stanger also provided a valuation range for the appraised properties’ real estate values by varying the discount rate, direct and terminal capitalization rates by 25 basis points in either direction. The lower end of the capitalization rates and discount rate along with the upper end of price per square foot for the land has a positive $0.41 impact on NAV per share. Conversely, the reverse has a negative $0.37 impact on NAV per share. This results in a NAV per share valuation range of $7.01 to $7.79 with a midpoint value of $7.38.

I would now like to turn the call over to Ixchell Duarte, our chief financial officer and treasurer to summarize the results of our valuation work and describe other company matters.

Estimated NAV Per Share Build-Up – Slide17

Ixchell:	Thank you John. As John mentioned, the resulting valuation range for the company’s estimated NAV on a per share basis was $7.01 to $7.79 per share, which included a deduction of $0.15 per share for estimated transaction costs assuming a hypothetical orderly sale of the company’s assets. Our board of directors approved $7.38 as the estimated NAV per share based on a total net asset value of approximately $1.30 billion which consisted of $1.85 billion in net consolidated real estate value plus $93.89 million in cash, other assets and our equity interest in an unconsolidated subsidiary, offset by approximately $604.4 million in debt, $34.3 million in accounts payable, other liabilities and non-controlling interests, as well as approximately $25.3 million in estimated transaction costs.

We divided our total estimated net asset value by approximately 173.96 million outstanding shares, which excluded the advisor’s restricted shares, and arrived at an estimated NAV per share of $7.38. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

Our board of directors monitored the pandemic’s impact on our cash available for distribution. Our quarterly distribution of $0.0512 cents per share remained unchanged throughout 2020 and through the first quarter of 2021, reflecting our strong liquidity position. Our annual distribution of $0.2048 per share equates to 2.78% when expressed as an annualized percentage rate of the current estimated NAV per share. Our board of directors will continue to monitor the pandemic’s impact to our cash flows from operations in determining the level of ongoing cash distributions in connection with the operations and ownership of the seniors housing portfolio.

What’s Next – Slide 18

Ixchell:	As of December 31, 2020, we had liquidity of $211.7 million, consisting of cash on hand and availability under our revolving credit facility, and were well-positioned to manage our debt maturities of $11.3 million coming due during 2021. We remain focused on maintaining strong liquidity and financial flexibility and on managing our 71 seniors housing communities through the pandemic.

We intend to post this presentation on our website at cnlhealthcareproperties.com for your reference. We also invite you to review our Form 8-K filed on March 11, 2021, which has additional details about our estimated net asset value and our valuation process.

Now I’d like to turn it back over to Steve for closing remarks.

Closing – Slide 19

Steve:	Thank you Ixchell. The full impact of the pandemic on our society, economy and thus, our financial condition and operations cannot fully be predicted by any of us quite yet. But I’d suggest there are brighter skies on the horizon with the approval and broadening administration of vaccines. We are encouraged that, as of today, 70 of our 71 communities have held a vaccination clinic for residents and staff. More than 70% of them have received their initial vaccine shot as of early March, and over 90% of those have completed the second vaccination round.

As we navigate the persistent pandemic challenges, our management team and board of directors currently believe that the company is in a strong position financially to manage through what continues to be a pretty quickly evolving landscape, especially based on our low debt level and solid liquidity status.

And as I mentioned at the start of this call, we along with our strategic financial advisor continue to review market data and potential options to provide further and ultimate liquidity to our shareholders. In the meantime, and as Ixchell said, our corporate focus will continue to be the maintenance of our current and forward-looking operating, liquidity and financial flexibility.

On behalf of our board, our board’s valuation committee, and the entire team at CNL Healthcare Properties, I’d like to thank you for your confidence in us. Please stay safe and well - and thank you again for joining us for today’s call.

This concludes today’s valuation webinar. Thank you.

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